[LETTERHEAD OF US BANK]

Annual Statement of Compliance

UBS-Barclays Commercial Mortgage Trust 2012-C4

VIA: EMAIL

UBS Commercial Mortgage Securitization Corp.

1285 Avenue of the Americas

New York, New York 10019

Attention: Nicholas G. Galeone

Email: nicholas.galeone@ubs.com

17g5informationprovider@usbank.com

Re:	The Pooling and Servicing Agreement (the "Agreement") dated as of December 1, 2012 among UBS Commercial Mortgage Securitization Corp., as depositor, Wells Fargo Bank, National Association, as master servicer, Rialto Capital Advisors LLC, as special servicer, Trimont Real Estate Advisors, Inc., as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian

I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Certificate Administrator and Custodian hereby certify that:

(1) A review of the activities. of the Certificate Administrator and Custodian during the preceding calendar year and of the performance of the certifying servicer under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Certificate Administrator and Custodian have fulfilled all their obligations under the Agreement in all material respects throughout such year

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date:	3/13/13

U.S. Bank National Association as Certificate Administrator and Custodian

By:	/s/ Kimberly O. Jacobs
Kimberly O. Jacobs
Senior Vice President